Exhibit 10.52
RESEARCH & BUSINESS DEVELOPMENT AGREEMENT
Effective as of
December 1, 2007
among
Photon Dynamics Inc.,
Lam Toshima Solar LLC,
Dr. Kam Law
and
Masato Toshima LLC

TABLE OF CONTENTS

		Page
ARTICLE 1
Definitions		1

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional and Interpretative Provisions	4

ARTICLE 2
Scope of Research & Business Development		4

Section 2.01.	Responsibilities and Funding	4
Section 2.02.	Steering Committee	6
Section 2.03.	Human Resources	4

ARTICLE 3
Intellectual Property Rights		8

Section 3.01.	Rights in Background IP and Program IP	8
Section 3.02.	Licensing and Option of Background IP and Program IP	9
Section 3.03.	Termination of Option	11
Section 3.04.	Right of First Offer	11
Section 3.05.	Option on Fields of Use	12

ARTICLE 4
Program Budget and Payment		13

Section 4.01.	Program Budget	13

ARTICLE 5
Confidentiality		14

Section 5.01.	Confidential Information	14
Section 5.02.	Restricted Use	14

ARTICLE 6
Representations and Warranties		15

Section 6.01.	Representations of Both Parties	15
Section 6.02.	Representations by LTS	15
Section 6.03.	No Representation by Principals	16

ARTICLE 7
Term and Termination		16

Section 7.01.	Term	16
Section 7.02.	Termination for Cause	16

RESEARCH & BUSINESS DEVELOPMENT AGREEMENT
     THIS RESEARCH & BUSINESS DEVELOPMENT effective December 1, 2007 (the “Effective Date”) by and among (i) Photon Dynamics, Inc., a California corporation (“PDI”) having its principal offices located at 5970 Optical Court, San Jose, CA 95138, (ii) Lam Toshima Solar LLC (“LTS”), a California corporation having its address of correspondence at 5502 Sunset Hills Court, San Jose, CA 95138 (iii) Dr. Kam Law, a member of LTS and (iv) Toshima, LLC, a member of LTS (each a “Principal” and together the “Principals”) (each, a “Party” and together, the “Parties”).
WITNESSETH:
     WHEREAS, the Parties wish to enter into a collaborative research and business development program under which LTS, including the Principals, and PDI will collaborate for the purpose of validating and undertaking the initial commercialization of the cover IP and machine schema for coating crystalline and polycrystalline substrates with SiNx anti-reflective coatings for the creation of silicon photovoltaics used to convert light into electricity (the “Research & Business Development Program”).
     NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01 . Definitions.
     (a) The following terms shall be used in this Agreement with the following meanings:
     “12-Month Funding Point” means the date that is 12 months from the Effective Date.
     “Affiliate” means with respect to any person, any other person controlling, controlled by or under common control with such person. As used herein, “control” (and the derivative terms “controlling” and “controlled”) means the direct or indirect ownership or more than fifty percent (50%) of the equity securities or other ownership interests and voting rights of, and the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. No Party or its Affiliates shall by reason of this Agreement be deemed to be an affiliate of the other Party or its Affiliates. The term “affiliated” shall have a corresponding meaning.
     “Area of Responsibility” means each area of the Research & Business Development Program in which one Party has primary responsibility for directing, carrying out or performing the Research & Business Development Program.

     “Background IP” means (i) the PECVD Chamber IP and machine processes and (ii) any other IP owned or controlled by the Principals or by LTS that is integrated, developed or commercialized under the Research & Business Development Program, including machine processes and designs (other than the Program IP).
     “Confidential Information” means (i) the existence and terms of this Agreement and (ii) any non-public, confidential or proprietary information relating to a disclosing Party, whether or not technical in nature, including any that is designated by the disclosing Party as Confidential Information at the time of its disclosure, either by a written or visual confidentiality designation, or otherwise if such information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Notwithstanding the foregoing, “Confidential Information” does not include information, technical data or know-how which: (i) is in the public domain at the time of disclosure or becomes available thereafter to the public without restriction, and in either case not as a result of the act or omission of the receiving Party; (ii) is rightfully obtained by the receiving Party from a third party without restriction as to disclosure; (iii) is lawfully in the possession of the receiving Party at the time of disclosure by the disclosing Party and not otherwise subject to restriction on disclosure; (iv) is approved for disclosure by prior written authorization of the disclosing Party; or (v) is developed independently and separately by either Party without use of the disclosing Party’s Confidential Information.
     “Fair Market Value” means a sum equal to the fair market value of the right to be granted a fully paid up, irrevocable, worldwide and perpetual commercial license within the Field of Use under the Background IP and the Program IP, which such. Fair Value shall be determined in accordance with Sections 3.02(d) and 10.01.
     “Field of Use” means application of coatings for crystalline and poly-crystalline photovoltaics.
     “Intellectual Property” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not) retained as confidential information, confidential invention disclosures, confidential improvements, and all other trade secrets; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications and all industrial designs and design rights and any registrations and applications therefor; and (iv) any similar, corresponding or equivalent rights to any of the foregoing.
     “Milestones” means the deliverables set out in the Work Plan that each Party is required produce on or prior to the dates set out in the Work Plan.
     “Patents” mean all foreign and domestic patent applications (including, without limitation, all provisional, divisional, substitution, continuation and continuation in-part applications, and all foreign counterparts thereof) and all foreign and domestic patents

(including without limitation, extensions, reissues, reexaminations, renewals, inventors certificates and foreign counterparts thereof).
     “PDI Interest” is the percentage determined by Section 3.02(c).
     “PECVD Chamber IP” means all rights to and in: US Patent Application serial no. 11/826,336, Japanese patent application serial no. JAPAN 2007-39923 02/20/2007, and Japanese patent application serial no. JAPAN 2007-274792 (PECVD System Architecture) any and all other counterparts thereof worldwide, any and all related patent applications and patents sharing common priority therewith, and all inventions and other technology disclosed therein; as well as any improvements thereto within the Field of Use.
     “Program Budget” means the funding to be provided by PDI for the Research & Business Development Program under this Agreement, as further defined in Section 2.01.
     “Program IP” means all Intellectual Property rights created, developed or otherwise acquired by any Party in the course of carrying out the Research & Business Development Program during the Term of this Agreement.
     “Work Plan” means the work plan set forth in Schedule A to this Agreement.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
12-MP	2.01(a)
18-MP	2.01(a)
Agreement	Preamble
Confidentiality Acknowledgement	2.03(a)
Cure Period	7.02
Dispute	2.02(b)
Effective Date	Preamble
Exercise Date	3.02(b)
Initial Term	7.01
LTS	Preamble
Negotiation Period	3.02(b)
Option IP	3.02(b)
Option Period	3.02(b)
Party(ies)	Preamble

Term	Section
PDI	Preamble
Principal(s)	Preamble
Renewal Term	7.01
Steering Committee	2.02(a)
Research & Business Development Program	Preamble
Term	7.01
     Section 1.02 . Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE 2
Scope of Research & Business Development
     Section 2.01 . Responsibilities and Funding.
     (a) Scope:
     (i) The Parties will collaborate in the Research & Business Development and development program set forth in the Work Plan (Exhibit A), which sets out in detail each Party’s responsibilities with respect to performing and/or supporting specific Research & Business Development-oriented activities.

     (ii) Without limitation to the Work Plan and subject to the terms of this Agreement, PDI will provide a Program Budget of up to $5 million. The Program Budget will be made up of an initial sum of $2 million and, subject to Sections 2.01(a)(iv) and (iv), a further sum of $3 million in two installments of $1.5 million each, payable to or usable by LTS in accordance with Section 4.01. In exchange for the Program Budget and PDI’s other obligations under this Agreement, the Principals and LTS will conduct the Research & Business Development Program and other development activities with PDI to validate and commercialize the PECVD Chamber IP in the Field of Use.
     (iii) The Research & Business Development Program is divided into two stages: the 12-month program beginning on the Effective Date and ending 12 months after the Effective Date (“12-MP”) and the 18-month program beginning on the day after the end of the 12-MP and ending 18 months after the end of the 12-MP (“18-MP”). During 12-MP, PDI will make up to $2 million of the Project Budget available for the Research & Business Development Program and LTS and the Principals will attempt, with best efforts, to achieve the Milestones allocated to the 12-MP in the Work Plan. At the end of the 9th month during the 12-MP, the Steering Committee will hold a progress review and, thereafter, PDI will inform LTS of whether it has a general intention of continued funding beyond the 12-MP, based on the results to date. For the avoidance of doubt, the Research & Business Development Program will terminate 30 months from the Effective Date.
     (iv) On the date of the 12-Month Funding Point, the Steering Committee will determine whether LTS has met the 12-MP Milestones. If, at that date, LTS has:
     (A) met all of the 12-MP Milestones, then, subject to Section 3.02(c)(i), PDI shall provide or make available up to a further $1.5 million to LTS for the purposes of the Research & Business Development Program; or
     (B) failed to meet all the 12-MP Milestones, then PDI may:
     (1) subject to Section 3.02(c)(ii), provide or make available up to a further $1.5 million to LTS for the purposes of the Research & Business Development Program; or
     (2) terminate the Research & Business Development Program with 90 days’ notice to LTS.
     (v) Provided PDI has not terminated the Research & Business Development Program in accordance with Section 2.01(a)(iv)(B)(2) above, then, during the 18-MP, the Parties will focus on the commercialization of a product in the Field of Use embodying the PECVD Chamber IP and the Program IP, as further set out in the Work Plan.

     (vi) If, after the 18-MP, LTS requires more than the initial $3.5 million made available to LTS by PDI to conduct the Research & Business Development Program, LTS shall notify PDI and PDI shall have a first right of refusal to provide LTS an additional $1.5 million for use only in relation to the Research & Business Development Program, in accordance with Section 3.04, as if the process for exercising the right to the Crystalline License was a right to provide further funds for the Research & Business Development Program provided that any such further funding will be subject to the terms of Section 3.02(c).
     (b) Work Plan:
     The Parties agree to perform each Area of Responsibility assigned to them, individually or collectively, in the Work Plan. However, each Party will provide the other with non-financial cooperation in all Areas of Responsibility and in every area of the Research & Business Development Program. The initial Areas of Responsibility are set forth in the Work Plan set out at Schedule A, but the Parties acknowledge that further specification of those initial Areas of Responsibility shall be agreed between them, from time to time, as necessary during the Term. Prior to the commencement of any additional Area of Responsibility, the Parties shall amend or supplement the Work Plan specifying, among other things, whether such Area of Responsibility is a PDI Area of Responsibility or a LTS Area of Responsibility, and the related Research & Business Development objectives, work plans and budgets. The Parties agree that none of the Work Plan is or will be binding or effective unless and until this Agreement has been approved by the Steering Committee. Upon obtaining the approval of the Steering Committee, the Work Plan shall be binding and shall be deemed to be incorporated into this Agreement in its entirety, with respect to the Research & Business Development Program. Any amendments to the Work Plan shall require unanimous approval of the Steering Committee.
     (c) Conflict:
     If the provisions of a Work Plan conflict with the provisions of this Agreement, the provisions of the Work Plan shall govern solely to the extent of any such conflict.
     (d) Activity Reports:
     The Parties shall promptly communicate to each other all developments related to the Research & Business Development Program. Activity reports shall be exchanged on a monthly basis by the Parties. The Steering Committee shall determine the timing and the content of the activity reports.
     Section 2.02 . Steering Committee
     (a) Composition and Responsibilities:
There shall be a committee (“Steering Committee”) consisting of the 3 committee members set out below or their replacements from time to time:

     (i) Mr. Wendell Blonigan PDI representative
     (ii) Mr. Kam Law LTS representative
     (iii) Mr. Matso Toshima LTS representative
     The Steering Committee shall be responsible for the direction, coordination and oversight of all research and business development with respect to the Research & Business Development Program including the following:
     (i) prioritization of research and business development activities and allocation of resources among each Area of Responsibility;
     (ii) monitoring the results of each Area of Responsibility;
     (iii) administering the Program Budget; and
     (iv) such other responsibilities as may be assigned to it by the Parties.
     (b) Procedures:
     The Steering Committee shall establish procedures to govern the conduct of its meetings including the frequency of regular meetings, the calling of special meetings, advance notice of meeting agendas and the keeping of minutes of its meetings. The Steering Committee shall meet at least quarterly.
     (c) Disputes:
     If any dispute arises between PDI, LTS and the Principals (or any of them) in relation to the Research & Business Development Program (“Dispute”) and those Parties are unable to resolve the Dispute between themselves within 30 days, the Dispute will be referred to the Steering Committee, which shall be the initial forum for dispute resolution. The Steering Committee shall operate, and attempt to resolve any Disputes, by consensus. If the Steering Committee is unable to resolve a Dispute regarding any issue presented to it (or arising within the Steering Committee), such Dispute will be referred to designated senior officers of the Parties for good faith resolution, for a period of 30 days, pursuant to Section 10.01(a)(i) below. If such Dispute is not resolved by the end of such 30 day period, then either Party shall be free to pursue any legal or equitable remedy available to it, in accordance with Section 10.01(b) below.
     Section 2.03. Human Resources.
     (a) LTS Principals and Staff:
     (i) The Principals will be the main investigators and will be responsible for day to day management of the program Research & Business Development Program for the Term and LTS agrees that this is an essential term of this Agreement.

     (ii) LTS may engage additional staff, including employees and contractors, to assist with performing its obligations under the Research & Business Development Program, provided that:
     (A) those employees and contractors execute a confidentiality acknowledgement that will be substantially in the form attached as Appendix 1 (“Confidentiality Acknowledgement”) (an original of which will be provided to PDI); and
     (B) all LTS employees and contractors comply with all of PDI’s policies, rules and directions in relation to the Research & Business Development Program and while on any of PDI’s premises.
     (b) PDI Human Resources:
     PDI will make its employees available to LTS for the purposes of the Research & Business Development Program and the fully burdened costs incurred by PDI in association with these employees shall be charged against the Program Budget. Mr. Wendell Blonigan will devote such time as is reasonable to fulfill his duties on the Steering Committee.
ARTICLE 3
Intellectual Property Rights
     Section 3.01 . Rights in Background IP and Program IP.
     (a) Ownership of Background IP:
     Except as otherwise provided herein, (i) LTS and its Principals shall retain sole right, title and interest to their Background IP and (ii) this Agreement shall not confer to PDI any rights in the Background IP of LTS and the Principals.
     (b) Ownership of Research & Business Development Program IP:
     (i) Subject to Section 3.02, all right, title and interest in the Program IP will automatically vest in LTS, irrespective of which Party created, developed or acquired that Intellectual Property.
     (ii) To the extent that the Program IP does not vest automatically in LTS by operation of law or by this Agreement, subject to Section 3.02, PDI hereby assigns all its right, title and interest in the Program IP to LTS.
     (iii) PDI undertakes to do all reasonable things that are reasonably necessary in order to perfect LTS’ title to the Program IP.
     (iv) If PDI terminates the Research & Business Development Program at any time and any Intellectual Property owned by PDI has been incorporated into the Program IP without the knowledge and agreement of LTS, then LTS will be provided with a royalty-free, non-exclusive license to use such Intellectual Property, such license to be limited to the Field of Use. For any use by LTS of the Intellectual Property owned by PDI outside of the Field of Use, the Parties shall negotiate, in good faith, commercial terms to compensate PDI for the use of the PDI Intellectual Property.
     (c) Ownership of Non-Research & Business Development Program IP:
     Except as otherwise provided herein, PDI shall retain sole right, title and interest to all its Intellectual Property, except for the Program IP. This Agreement shall not confer any rights to LTS and the Principals (or either of them) in respect of such PDI Intellectual Property.
     (d) Program IP Escrow:
     (i) Upon the conclusion of the Research & Business Development Program and throughout the term of the Research & Business Development Program, LTS will place into escrow with the Escrow Agent all the Program IP then in existence, including all supporting documents and materials and will, for the Term of this Agreement, continue to provide any supplemental Program IP, including any improvements, modification or developments thereto created as part of the Research & Business Development Program or with resources from the Program Budget.
     (ii) The agreement with the Escrow Agent will be substantially in the form attached as Appendix 2 and the Program IP will be released to PDI if (A) LTS and the Principals (or either of them) commit a material breach of this Agreement that remains uncured for the Cure Period or (B) LTS or the Principals become insolvent or unable to pay their respective debts as they fall due, make an assignment for the benefit of creditors or become subject to any bankruptcy or insolvency proceedings under federal, state or foreign statutes which is not rescinded or dismissed within the Cure Period.
     (iii) In the event that the Program IP is released to PDI due to the physical incapacity of either of the Principals and LTS unable to continue the Research & Business Development Program, the Program IP will be subject to a royalty bearing license to PDI to be negotiated in good faith on reasonable commercial terms at such a time.
     Section 3.02 . Licensing and Option of Background IP and Program IP.
     (a) Grant of License to Background IP:
     LTS hereby grants to PDI a worldwide, royalty free, irrevocable, perpetual and non-exclusive license to use its Background IP solely for the purposes of Research & Business Development Program, as directed by LTS.
     (b) Grant of Option:

     LTS hereby grants to PDI an exclusive option to acquire a fully paid up, irrevocable, perpetual, transferable, sub-licensable, world-wide exclusive license under the Program IP and the Background IP (together the “Option IP”) within the Field of Use for the price applicable at the date the Option is exercised by PDI (“Exercise Date”) (the “Option”).The price for such license is a sum equal to the Fair Market Value on the Exercise Date, multiplied by the percentage that is determined by subtracting the PDI Interest from 100%. The price for such license is payable by PDI to LTS by means of a lump sum cash payment to LTS, or on other mutually agreed upon terms from time to time.
     (c) PDI Interest:
     The PDI Interest will be initially be 22.5% provided that if, at the 12-Month Funding Point, or at any other time during the Term, PDI has provided or made available to LTS more than the initial $2 million funding and:
     (i) LTS has, in the Steering Committee’s sole discretion, met all of the Milestones, then for every $100,000 of such further funds actually provided by PDI during the remainder of the Research & Business Development Program, the PDI Interest will be increased by 0.55%; or
     (ii) LTS has in the Steering Committee’s sole discretion failed to meet all of the Milestones, then for every $100,000 of such further funds provided by PDI during the remainder of the Research & Business Development Program, the PDI Interest will be increased by 0.83%.
     If any Dispute arises regarding the PDI Interest, that Dispute will be resolved in accordance with Section 10.01.
     (d) Fair Market Value:
     The Fair Market Value as of the Exercise Date will be determined by mutual agreement between the Parties. If the Parties cannot agree on the Fair Market Value, each Party will hire a valuation expert who is experienced in the field of emerging technologies. If the Fair Market Value, as determined by each of the valuation experts, differs by more than 22.5%, then the Fair Market Value will be determined in accordance with Section 10.01(b). If the Fair Market Value, as determined by each of valuation experts differs by less than 22.5%, then the Fair Market Value shall be determined by adding the two valuations together and dividing by two.
     (e) Option Period:
     The Option shall be valid and exercisable for a period of 180 days after the Steering Committee has determined, in its sole discretion, that the Research & Business Development Program has come to a conclusion, provided that the Research & Business Development Program will not exceed the Term (“Option Period”). If PDI exercises the Option within the Option Period, then the Parties shall have 6 months after the Exercise Date within which to obtain or agree upon a Fair Market Value and, thereafter, to execute the license that is the subject of the Option (“Negotiation Period”). The Negotiation Period may be extended by mutual agreement of the Parties or extended automatically for up to 90 days if the Parties have not agreed upon or obtained a Fair Market Value, through no fault of either Party or both Parties.
     (f) If an Exclusive License Agreement is not Entered into:
     If PDI does not exercise the Option within the Option Period or the Parties are unable to agree on all the terms of the exclusive license that is the subject of the Option, within the Negotiation Period, then LTS shall be free to license the Program IP to another person; provided, however, that the terms of such license are no more favorable to the licensee than those last offered PDI and the license is subject to PDI’s rights in Section 3.02(a). If PDI (with the approval of the Steering Committee) has paid any costs or expenses not charged to the Program Budget, in relation to the protection, renewal or defense of any of the Program IP owned by LTS but in respect of which it is unable to negotiate a mutually acceptable exclusive license, LTS shall reimburse PDI for all such costs and expenses incurred in respect of such Program IP owned by LTS.
     (g) Sale of Option:
     If PDI does not exercise the Option during the Option Period or if PDI wishes to sell its Option to another person at any time, with the prior consent of LTS (such consent not to be unreasonably withheld or delayed), then PDI is free to sell that Option, provided that PDI will retain a sum equal to the PDI Interest multiplied by purchase price at which the Option is sold and PDI will remit the balance to LTS within 30 days of PDI receiving such purchase price in cleared funds. If any dispute arises regarding each Party’s share of the proceeds of sale of the Option, that dispute will be resolved in accordance with Section 10.01.
     Section 3.03 . Termination of Option.
     During the Option Period, if:
     (i) PDI does not exercise the Option; or
     (ii) the Parties are not agreed to renew the term of the Research & Business Development Program; or
     (iii) LTS does not consent to PDI’s sale of its Option to a third party,
Then, from the end of the Option Period, PDI will have no right, title or interest in the Background IP, nor to the Program IP and all of PDI’s obligations to fund, develop or commercialize LTS’ Background IP and the Program IP shall cease.
     Section 3.04 . Right of First Offer.
     (a) Grant of First Offer:

     (i) LTS will not license or otherwise transfer rights to any license of the PECVD Chamber IP in the crystalline or polycrystalline field of use (“Crystalline License”) until PDI is first offered the Crystalline License to PDI, through 90 days’ written notice from LTS specifying the type of license that is contemplated. PDI shall have 60 days from the date such notice is received by PDI to negotiate and to propose a final offer to LTS.
     (ii) If PDI does not propose a final offer to LTS within such time period, LTS shall be free to license or otherwise transfer the Crystalline License to another person, using commercially reasonable efforts to maximize the value for the Parties provided that LTS procures that all such other persons execute confidentiality agreements, restraining them from disclosing or using the subject matter of the license, if those other persons does not take up the Crystalline License.
     (iii) If PDI does propose an offer to LTS within such time period, LTS may accept such offer or may negotiate final offers from third parties (without disclosing any terms of PDI’s final offer) for up to 180 days after the date that PDI’s final offer is received by LTS. LTS may not license or otherwise transfer such Crystalline License to another person unless that person offers terms that are more favorable, on the whole, to LTS than the terms offered in PDI’s final offer.
     (iv) In the event that LTS does not accept the final offer of PDI or a third party, LTS may (if consistent with commercially reasonable efforts to maximize the value of the Crystalline License) change the proposed nature of the license or transfer or decide to further develop or otherwise delay the license or transfer the Crystalline License, provided that PDI’s right of first offer and LTS’ obligation to procure that all third party offers execute confidentiality agreements shall again apply each time a new license or transfer is proposed by LTS.
     Section 3.05 . Option on Fields of Use.
     (a) Grant of Option outside the Field of Use of the Research & Business Development Program
     LTS hereby grants PDI an exclusive option to acquire an irrevocable, perpetual, transferable, sub-licensable, worldwide exclusive license to the Program IP and the Background IP within the Fields of Use of (i) Thin Film amorphous Silicon-Si Photovoltaics; and (ii) LCD PECVD, (“Field of Use Option”). PDI may exercise this Field of Use Option on or within 30 days of the 12-Month Funding Point (“Field of Use Option Period”). The Parties will negotiate the final form of such license for a period of 180 days immediately following the date on which PDI exercises its Field of Use Option (“Field of Use Exercise Date”) (“Field of Use Negotiation Period”).
     (b) If a Field of Use license agreement is entered into, the following parameters for negotiation are hereby established:

     (i) On the effective day of the license granted pursuant to the Field of Use Option, PDI will pay LTS an upfront royalty of one million dollars ($1,000,000), which shall be credited against any all future Gross Margin Royalty that would be due and payable under that Field of Use Option license.
     (ii) In consideration for the grant of an irrevocable, perpetual, transferable, sub-licensable, worldwide exclusive license to the Program IP and the Background IP within the Fields of Use of (i) Thin Film amorphous Silicon-Si Photovoltaics; and (ii) LCD PECVD to PDI, PDI will agree to pay a royalty (the “Gross Margin Royalty”) on a quarterly basis.
     (iii) The Parties agree that the Gross Margin Royalty percentage will be between 3% to 8% of the Gross Margin. “Gross Margin” will be defined as gross revenue, less all of its Manufacturing Costs. “Manufacturing Costs” shall consist of all or any materials, burden and labor cost and expenses, to the extent that it is not in the burden rate.
     (iv) The time duration of the royalty period will be determined based on the royalty percentage.
     (v) Future Gross Revenue Royalties will be paid only after a total of one million dollars ($1,000,000) of accumulated Gross Margin Royalty has been accrued by PDI and thus exhausting the upfront royalty payment.
     (c) If a Field of Use License Agreement is not Entered into:
     If PDI does not exercise the Field of Use Option within the Field of Use Option Period or the Parties are unable to agree on all the terms of the license that is the subject of the Field of Use Option, within the Field of Use Negotiation Period, then LTS shall be free to license the Program IP within the Fields of Use of (i) Thin Film Silicon; and (ii) LCD, to another person; provided, however, that the terms of such license are no more favorable to the licensee than those last offered PDI and the license is subject to PDI’s rights in Section 3.02(a). If PDI (with the approval of the Steering Committee) has paid any costs or expenses not charged to the Program Budget, in relation to the protection, renewal or defense of any of the Program IP owned by LTS but in respect of which it is unable to negotiate a mutually acceptable Field of Use license, LTS shall reimburse PDI for all such costs and expenses incurred in respect of such Program IP owned by LTS.
ARTICLE 4
Program Budget and Payment
     Section 4.01 . Program Budget. PDI will provide or make available to LTS the Program Budget for the purposes of the Research & Business Development Program. The Program Budget will be administered in accordance with the terms set out in Schedule B.

ARTICLE 5
Confidentiality
     Section 5.01 . Confidential Information. For the term of this Agreement and for 5 years after the termination or expiration of this Agreement, each Party shall retain the other Party’s Confidential Information in the strictest confidence (on a need to know basis) and shall not disclose such Confidential Information to any person without the other Party’s express written consent, other than to an employee, agent or professional advisor of the receiving Party or an Affiliate thereof under a duty of confidentiality not less than that required of the Parties herein. Notwithstanding anything to the contrary in this Agreement, the obligation to maintain the confidentiality of Confidential Information shall not apply to the extent that the receiving Party is required to disclose such Confidential Information pursuant to law or legally enforceable order of a court or judicial body; provided that the receiving Party provides notice to the disclosing Party as soon as possible to enable the disclosing Party to seek a protective order or an injunction.
     Section 5.02 . Restricted Use. With respect to the Confidential Information of the other Party, each Party agrees:
     (a) to use the Confidential Information only for the purposes of this Agreement and as expressly permitted by this Agreement;
     (b) not to make copies of or store Confidential Information or any part thereof except as expressly permitted by this Agreement;
     (c) to reproduce and maintain on any copies of any Confidential Information such proprietary legends or notices (whether of disclosing Party or a third party) as are contained in or on the original or as the disclosing Party may otherwise reasonably request;
     (d) not to modify or prepare derivative works from, or decompile, disassemble or reverse engineer, or sell, publish, make available, compile, display or transfer any Confidential Information and;
     (e) to treat the terms and conditions of this Agreement as Confidential Information; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) in confidence, to its accountants, banks and financing sources and their advisors; (ii) in connection with the enforcement of this Agreement or rights under this Agreement; (iii) in confidence, in connection with an actual or proposed merger, acquisition or similar transaction involving such Party; (iv) in confidence, to its Affiliates; (v) in confidence, to its third party contractors who have a need to know, solely in connection with their provision of services to such Party; (vi) as required by applicable securities laws or the rules of any stock exchange on which securities of such Party are traded or any other applicable regulatory rule or regulation or governmental agency directive; provided, however, that prior to making any such disclosure, the receiving Party shall provide 90 days’ notice to the other Party regarding the nature and extent of the disclosure to enable the other Party to seek to obtain confidential treatment, to the extent available, for such Confidential Information; or (vii) as mutually agreed upon by the Parties.
ARTICLE 6
Representations and Warranties
     Section 6.01 . Representations of Both Parties. Each Party represents and warrants to the other Party that, as of the Effective Date:
     (a) such Party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
     (b) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the fulfilling of its obligations under this Agreement;
     (c) such Party is not aware of any impediment which would inhibit its ability to fulfill the terms and conditions imposed on it by this Agreement; and
     (d) such Party has disclosed all material information in its possession or control requested by the other Party relating to the subject matter of this Agreement and other material information in its possession or control, which, in its reasonable opinion, would be material to the other Party entering into this Agreement, and to its knowledge such information does not contain any untrue statement of material fact or omit to state a material fact.
     (e) neither Party will engage in activities with a third Party in the Field of Use that is in conflict of interest of the Research & Business Development Program, as determined by the Steering Committee.
     Section 6.02 . Representations by LTS. LTS represents and warrants to PDI that, as of the Effective Date:
     (a) LTS shall be responsible for any negligence, willful misconduct or breach of or in relation to this Agreement or of or in relation to the confidentiality Acknowledgement by any of its employees and contractors.
     (b) LTS shall save, defend and hold PDI and its agents and employees harmless from and against any and all losses resulting directly or indirectly from any act or omission of any such employees and contractors.
     (c) the Principals (and any staff, including employees and contractors, recruited pursuant to Section 2.03(a)(ii)) are competent, suitably qualified and experienced and able to undertake the Research & Business Development Program.
     (d) LTS will procure that:

     (A) neither Principal will draw any salary or consultancy from the Program Budget; and
     (B) both Principals will devote their full time efforts to the Program and neither engages with a third Party in any activity in the Field of Use that is or might be in conflict with the interests of the Research & Business Development Program, as determined by the Steering Committee.
     (e) without having conducted a formal investigation, LTS is not aware of any patent rights or other proprietary rights of any third Party, which might be infringed by either Party carrying out its obligations under this Agreement; and
     (f) LTS has the right to grant PDI the rights and licenses hereby granted under this Agreement.
     Section 6.03 . No Representation by Principals. The Parties agree that neither of the Principals make any of the warranties set out in Section 6.01 or Section 6.02 and that PDI will not bring or pursue any action against either one or both of the Principals for any breach by LTS of the warranties in those sections.
ARTICLE 7
Term and Termination
     Section 7.01 . Term.
     (a) This Agreement shall commence as of the Effective Date and shall continue in force for a period of 12 months (the “Initial Term”) provided that PDI has not terminated this Agreement on 90 days’ notice to LTS in accordance with Section 2.01(a)(iv).
     (b) The parties may agree in writing to renew this Agreement for a mutually agreed term (“Renewal Term”) in order to conduct further Research & Business Development and development at any time prior to expiration of the Initial Term or of each successive Renewal Term, as the case may be (the Initial Term and Renewal Terms being, collectively, the “Term”).
     Section 7.02 . Termination for Cause.
     (a) PDI may terminate this Agreement and all Work Plans hereunder in the event that either Principal cease to be a director and/or shareholder of LTS and/or willfully discontinue either of their involvement with the Research & Business Development Program,
     (b) LTS may terminate this Agreement and all Work Plans hereunder in the event that that a change in PDI’s Steering Committee appointee is deemed unacceptable by LTS such determination to be executed in good faith.

     (c) PDI may terminate this Agreement and all Work Plans hereunder in the event that LTS is in default or breach of any material provision of this Agreement and such default or breach continues unremedied for a period of 30 days after 30 days’ written notice thereof, or such reasonable period in excess of 30 days provided that LTS promptly commences to cure and continues thereafter to diligently prosecute the cure (“Cure Period”). PDI may terminate any Work Plan at any time in the event that LTS is in default or breach of any material provision of such Work Plan, and such default or breach continues unremedied, beyond the Cure Period, after written notice thereof.
     (d) LTS may terminate this Agreement and all Work Plans hereunder in the event that PDI is in default or breach of any material provision of this Agreement and such default or breach continues unremedied for a period of 30 days after 30 days’ written notice thereof, or such reasonable period in excess the Cure Period provided that PDI promptly commences to cure and continues thereafter to diligently prosecute the cure. LTS may terminate any Work Plan at any time in the event that PDI is in default or breach of any material provision of such Work Plan, and such default or breach continues unremedied, beyond the Cure Period, after written notice thereof.
     (e) Without prejudice to any rights or remedies PDI may have under this Agreement, if any third party initiates, maintains or supports any action to (a) challenge the validity, enforceability and scope of any patent in respect of an invention claimed in the PECVD Chamber IP or (b) claims that any Intellectual Property or Know-How in or relating to the PECVD Chamber IP infringes that third party’s rights in any Intellectual Property, then:
     (A) PDI may, in its sole discretion:
     (1) terminate this Agreement with 30 days’ prior written notice to LTS;
     (2) exercise its Option; or
     (3) sell its Option; and
     (B) LTS will save, defend and hold PDI harmless from and against all losses resulting directly or indirectly from any breach by LTS of Section 9.01(e) and any third party action or claim described in Section 7.02(e) and this clause shall survive any termination or expiration of this Agreement.
     Section 7.03. Survival of Work Plans. Notwithstanding the expiration or termination of this Agreement, the duties and obligations of the Parties hereunder under any Work Plan shall continue in force unless (i) such Work Plan expires or terminates in accordance with its terms, (ii) there is a termination of such Work Plan for cause under Section 7.02, or (iii) the Parties mutually agree to terminate such Work Plan.

     Section 7.04. Survival. The duties and obligations of the Parties under Articles 1, 5, 6, 8 and 9 and Section 7.02(e) and 7.04 of this Agreement shall survive termination or expiration of this Agreement or any Work Plan.
ARTICLE 8
Indemnification
     Section 8.01. Indemnification for Research & Business Development and Development. Subject to Section 8.02 below, LTS hereby agrees to save, defend and hold PDI and its agents and employees harmless from and against any and all losses resulting directly or indirectly from the Research & Business Development and development conducted by LTS, its agents or sublicenses, but only to the extent that such losses result from the gross negligence or willful misconduct or material breach of this Agreement (including breaches of representations and warranties) of LTS or its employees and agents and such losses do not also result from the negligence or willful misconduct or material breach of this Agreement (including breaches of representations and warranties) of PDI.
     Section 8.02. LIMITATION OF LIABILITY.
     IN NO EVENT SHALL EITHER PARTY’S TOTAL CUMULATIVE LIABILITY ARISING UNDER THIS AGREEMENT EXCEED THE TOTAL AMOUNT OF FUNDS PROVIDED TO LTS BY PDI FOR THE RESEARCH & BUSINESS DEVELOPMENT PROGRAM AND IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OF THE OTHER PARTY OR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EXCEPT FOR GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.
     Section 8.03. Notice of Claim. In the event that a Party is seeking indemnification under this Article 8, it shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested in the defense and settlement of the claim. The indemnified Party shall not voluntarily make any payment or incur any expense in connection with any claim or suit without the consent of the indemnifying Party.
ARTICLE 9
IP Protection and Enforcement
     Section 9.01. Prosecution and Protection of Inventions in Program IP.
     (a) At the request of LTS, PDI may, but is not obliged to, take all necessary action to file and prosecute one or more Patents in respect of any invention contained in the Program IP within the Field of Use. If PDI undertakes such filing and prosecution,

LTS shall promptly assign all of its right, title and interest in and to such invention and any Intellectual Property arising therefrom to PDI. Thereafter, PDI shall have the sole right, at its discretion to commercialize such invention and all Intellectual Property arising therefrom, without obligation to LTS, except that PDI will grant LTS a non-exclusive, irrevocable, perpetual, worldwide license back to such invention and any Patents. PDI shall be responsible for paying all costs and expenses of filing, prosecuting and maintaining the Patents pursued by PDI under this Section
     (b) If PDI elects not to proceed with the filing and prosecution of Patents relating to inventions contained in the Program IP within the Field of Use, then LTS shall have the right to proceed with the filing and prosecution of one or more Patents in respect of any invention contained in the Program IP within the Field of Use at its own expense and for its own benefit.
     (c) Each Party shall reasonably assist the other Party in the filing, prosecution and maintenance by the other Party (or both Parties jointly, as the case may be) of Patents under Section 9.01, including, without limitation, executing any necessary powers of attorney. The Parties shall keep one another informed of the progress of such prosecution by exchanging copies of all correspondence between their patent counsel and the patent offices of the countries where such applications were filed. Each Party shall promptly execute any necessary documents or instruments in connection with any assignments of its right, title and interest in and to any invention within the Program IP and Intellectual Property arising there from.
     (d) The Parties agree that:
     (i) Each Party shall promptly notify the other in writing of any alleged or threatened infringement of Patents in the Program IP of which it becomes aware. For all Patents that are filed under Section 9.01(a), the Parties will proceed as set forth in paragraphs (ii) and (iii) of this Section 9.01(d). If the relevant Patent in the Program IP was filed under Section 9.01(b), the Party that owns such Patent shall have sole rights, at its sole discretion, to enforce such patent.
     (ii) PDI shall have the first right, but not the obligation, to bring, at its own expense, an appropriate action against any person or entity directly or contributorily infringing a Patent in the Program IP within the Field of Use. LTS shall cooperate reasonably with PDI in such action, including consenting to be a named party to such action and the furnishing of a power of attorney. LTS shall have the right to participate in any such action against a third party infringer through counsel of its own choice and at its own expense.
     (iii) Within the earlier of (A) 90 days of the discovery of any alleged or threatened infringement or (B) receipt of the notice in paragraph (i) above, PDI shall notify LTS whether it intends to institute an infringement suit or take other reasonable action to protect the relevant Patent in the Program IP. If PDI elects not to take action, or fails within 90 days to so notify LTS that it intends to take action, then LTS shall have the right to institute such suit or take other appropriate action at its own expense, in its own name, PDI’s name, or both. In such event, PDI hereby agrees to cooperate reasonably with LTS in any such effort, including by consenting to be named party to such action and the furnishing of a power of attorney.
     (iv) If the above provisions of clauses (ii) and (iii) above are not enforceable under the applicable laws, the Parties shall meet and discuss in good faith how to respond to the infringement.
     (v) Regardless of which Party brings the action, any recovery obtained by settlement or otherwise shall be distributed as follows: (A) any recovery shall be applied first to cover the reasonable expenses (including counsel fees) incurred by the Parties in such action, and (B) thereafter, the net recovery shall be shared between the Parties. The amount of the settlement distribution will be determined by each Party’s percentage ownership in the Research & Business Development Program at the time of settlement. The Parties must consent in advance to any settlement, which consent shall not be unreasonably withheld.
     (e) Maintenance of Background IP and Program IP:
     Without prejudice to Section 9.01(d), LTS and the Principals each hereby undertake to maintain, prosecute and defend in good faith all the Background IP and Program IP that is the subject of the Option for the Term or until the expiration of the Option Period, whichever is the later. LTS and the Principals each further undertake not to encumber, transfer, license or abandon the Background IP and the Program IP (or either of them) in any manner that is inconsistent with, prejudicial to or adverse to PDI’s rights under this Agreement, including the Option, without the prior written consent of PDI.
ARTICLE 10
Miscellaneous
     Section 10.01. Dispute Resolution.
     (a) Informal Resolution:
     (i) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and or obligations. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation, if possible. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 2.02(b) above and this Section 10.01 if and when an issue or dispute arises under this Agreement.
     (ii) If the Steering Committee is unable to resolve any issue or dispute arising within its authority (or referred to it pursuant to Section 2.02(b) above) under the terms of this Agreement within 30 days thereof, or upon any other dispute or issue regarding a Party’s rights or obligations under this Agreement, any Party may, by written notice to the other, have such dispute or issue referred to their respective chief executive officers, for attempted resolution by good faith negotiations.
     (iii) Upon such referral of an issue or dispute for resolution, such designated officers shall meet promptly thereafter and shall use good faith efforts to attempt to resolve such dispute or issue.
     (b) Formal Resolution:
     (i) With respect to any dispute or issue referred to the Parties’ designated officers for resolution under Section 10.01(a)(i) above, if the designated officers are not able to resolve such issue or dispute within 30 days of such referral, then either Party may at any time thereafter, subject to Section 10.01(b)(iii) below, seek to have the issue or dispute resolved by an arbitrator in San Francisco.
     (ii) Any arbitration arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, in deciding the determination of the scope or applicability of this Agreement to arbitrate, will be administered by AAA pursuant to its Rules on any award made by such arbitration may be entered in any court having jurisdiction.
     (iii) This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California, without reference to conflict of laws principles. Each of the Parties hereto Error! Bookmark not defined.Article 1 consents to submit to the personal jurisdiction of the U.S. District Court for the Southern District of California and to any state court located in such district in the event that any dispute arises out of this Agreement, Error! Bookmark not defined.Article 2 agrees that such Party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and Error! Bookmark not defined.Article 3 agrees that such Party will not bring any action relating to this Agreement in any court other than the U.S. District Court for the Southern District of California or a state court located in such district.
     (iv) Notwithstanding anything to the contrary contained in this Agreement, the Parties may seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms thereof in any court of the

United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.
     Section 10.02. Non-solicitation. The Parties acknowledge and agree that each Party’s employees and consultants are a valuable asset and are difficult to replace. Accordingly, each Party agrees that, during each Project and for a period of 6 months after the end of each Project, it will not knowingly offer employment as an employee, independent contractor, or consultant to the other Party’s employees, independent contractors, or consultants. The Parties agree that the foregoing shall not be deemed to prohibit either Party from making a general, public solicitation of employment in the ordinary course of such Party’s business, provided that such solicitation is not directed specifically to employees of the other Party.
     Section 10.03. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation (other than to (a) an Affiliate of such Party or (b) a person that is a successor to substantially all of the business and assets of such Party, in each case who executes a written agreement of assumption by which it agrees to be bound hereby), without the prior written consent of the other Party, which consent will not be unreasonably withheld. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns.
     Section 10.04. Independent Contractors. The relationship of the Parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed or implied to give either Party the power to direct or control the day-to-day activities of the other, except in relation to the Research & Business Development Program, nor shall any Party have the right or authority to assume, create or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.
     Section 10.05. Severability. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (a) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (b) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.
     Section 10.06. Entire Agreement. This Agreement is an integrated document and all attachments hereto and incorporated herein constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements, intentions, or representations, oral or written, relating to this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party. Both Parties acknowledge having read the terms and conditions set forth in this Agreement and all attachments hereto, understand all terms and conditions, and agree to be bound hereby.
     Section 10.07. No Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement shall not be deemed to be a waiver of the right of either Party thereafter to enforce any such provisions.
     Section 10.08. Force Majeure. Nonperformance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental act or order or restriction, failure of suppliers, or act of God, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing Party.
     Section 10.09. Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person; (b) sent by first class registered mail, or air mail, as appropriate; or (c) sent by overnight air courier, in each case properly posted to the appropriate address set forth in the introduction paragraph to this Agreement. Either Party may change its address for notice by notice to the other Party given in accordance with this Section 10.09. All such notices shall be deemed received on the date of receipt thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.
     Section 10.10. Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.
THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, AND THEY UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. THE PARTIES FURTHER AGREE THAT THIS AGREEMENT IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE UNDERSTANDING BETWEEN THE PARTIES. EACH PARTY AND EVERY INDIVIDUAL SIGNING THIS AGREEMENT REPRESENTS AND WARRANTS THAT HE IS FULLY AUTHORIZED AND EMPOWERED TO ENTER INTO THIS AGREEMENT.

Accepted and agreed to: PDI, INC.
By:	/s/ Jeffrey Hawthorne
	Name:	Jeffrey Hawthorne
	Title:	President and CEO

LTS LLC
By:	/s/ Kam Law
	Name:	Kam Law
Title:

Dr. Kam Law
By:	/s/ Kam Law
	Name:	Kam Law
Title:

Toshima LLC
By:	/s/ Masato Toshima
	Name:	Masato Toshima
Title: